PRESS RELEASE	FOR IMMEDIATE RELEASE

HARRIS & HARRIS GROUP, INC.	FEBRUARY 7, 2013
1450 BROADWAY, 24th FLOOR
NEW YORK, NY 10018	CONTACT: DOUGLAS W. JAMISON

TEL. NO. (212) 582-0900

Harris & Harris Group Notes

Solazyme and Mitsui Multi-Year Agreement

Harris & Harris Group, Inc. (NASDAQ: TINY), an early-stage, active investor in transformative nanotechnology companies, notes that Solazyme, Inc., and Mitsui & Co. have entered into a $20 million multi-year agreement to jointly develop a suite of triglyceride oils for use primarily in the oleochemical industry. The agreement includes further development of Solazyme’s high myristic algal oil, a valuable raw material in the oleochemical industry, as well as additional oils that Solazyme is developing for the oleochemical and industrial sectors. Product development is expected to span a multi-year period, with periodic product introductions throughout the term of the joint development alliance. End-use applications may include renewable, high-performance polymer additives for plastic applications, aviation lubricants, and toiletry and household products. Solazyme's press release can be viewed at http://solazyme.com/media/2013-02-06.

Harris & Harris Group is an investor in publicly traded Solazyme, Inc.

Detailed information about Harris & Harris Group and its holdings can be found on its website at www.HHVC.com.

This press release may contain statements of a forward-looking nature relating to future events. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. These statements reflect the Company's current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this press release. Please see the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2011, as well as subsequent filings, filed with the Securities and Exchange Commission for a more detailed discussion of the risks and uncertainties associated with the Company's business, including, but not limited to, the risks and uncertainties associated with venture capital investing and other significant factors that could affect the Company's actual results. Except as otherwise required by Federal securities laws, the Company undertakes no obligation to update or revise these forward-looking statements to reflect new events or uncertainties. The references to the websites www.HHVC.com and www.solazyme.com have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release. Harris & Harris Group is not responsible for the contents of third party websites.